Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated December 1, 2004 (December 14, 2005 as to the effects of the stock split described in Note 1), relating to the consolidated statements of income, shareholders’ equity, and cash flows and financial statement schedules of Florida Rock Industries, Inc. appearing in and incorporated by reference in the Annual Report on Form 10-K of Florida Rock Industries, Inc. for the year ended September 30, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE
Jacksonville, Florida
April 9, 2007